EXHIBIT 23.1

We consent to the use in the Registration Statement on Form S-1 of our report dated July 6, 2007, relating to the financial statements of Community Pioneers, LLC (a development stage company) as of June 30, 2007, and the related statements of income and cash flows for the period from March 1, 2006 (inception) to June 30, 2007, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Barry D. Hostetter
Ellis Lee Hostetter & Co., P.C.
Lebanon, PA 17042-5443
July 6, 2007